Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2024, with respect to the financial statements of OneStream, Inc. included in the Registration Statement (Form S-1) and related Prospectus of OneStream, Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Detroit, Michigan

November 12, 2024